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                                                                   EXHIBIT 10.58

February 13, 2004



Dear Art,

On behalf of VERITAS Software Global Corporation, (VERITAS), I am pleased to offer you the position of Executive Vice President of World Wide Sales, reporting to me.

COMPENSATION AND BENEFITS

Cash Compensation

Your compensation will include an annual base salary of $600,000, paid semi-monthly. You will also be eligible to participate in the VERITAS Executive Officer Bonus Plan, with a target annual bonus of $400,000 (at plan), based on corporate revenue, profit, and strategic goal achievement. This bonus plan will be prorated in 2004 based on your actual start date and thereafter will be payable based on VERITAS' Executive Officer Bonus Plan for the corresponding year.

Stock Options

Subject to approval by the VERITAS Board of Directors, you will be granted an option to purchase 600,000 shares of VERITAS' common stock. The option exercise price will be the fair market value on the day that the option is approved by the Board. In accordance with the terms of the stock option plan, the shares become exercisable at the rate of 1/48th per month over the next 48 months of continuous employment with VERITAS. Upon your death, the option will vest and become exercisable with respect to 50% of the remaining unvested shares. Except as may be otherwise stated in this Agreement or in the VERITAS stock option plan, the vested portion of such options may be exercised at any time until the earlier of (i) 90 days after the termination of your employment or (ii) ten years after the grant of such options.

Subject to approval by the VERITAS Compensation Committee, you will be granted a total of 200,000 restricted stock units. The restricted stock units ("RSU's") will have a three-year cliff vest, subject to acceleration upon achievement of agreed upon quarterly revenue targets. Upon your death, 25% of

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Arthur Matin

February 13, 2004

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the remaining unvested RSU's shall vest, irrespective of whether the above-described revenue targets were attained.

Sign-On Bonus

You will be paid a sign-on bonus of $200,000 within one (1) week of commencing employment with VERITAS and another $200,000 bonus paid after you have been employed with VERITAS for six (6) months. These bonus payments are subject to such payroll deductions and tax withholdings as are required by law.

Legal Expenses

You shall receive a one-time payment of $10,000 for any legal expenses you may incur in connection with commencing employment with VERITAS, subject to such payroll deductions and tax withholdings as are required by law.

Benefits

As a full-time employee, you will be covered under the company's medical, dental and life insurance programs as of the first day of your employment. You will also accrue not less than 15 days per year of paid vacation. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our people and their families change. You can learn more about our benefits by visiting our external benefits site located at http//www.veritas.com/benefits/SecureBenefits.html.

Relocation Costs

Should you decide to relocate within 60 miles of VERITAS' Mountain View location as a result of your employment with VERITAS, VERITAS will provide you with $200,000 as partial payment of the purchase price of your new home and an additional $100,000 for your house-hunting and relocation expenses (including, without limitation, the sales commission and other customary costs associated with the sale of your current home, temporary living expenses, and customary closing costs associated with the purchase of a new home). These amounts shall be paid to you as they are incurred, subject to such payroll deductions and tax withholdings as are required by law. If you should voluntarily terminate your employment within 12 months of your relocation, you will be required to repay these amounts, net of taxes.

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Arthur Matin

February 13, 2004

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SEVERANCE AND CHANGE OF CONTROL BENEFITS ELECTION

You may elect to receive severance and change of control benefits. This is a voluntary election; if you choose to receive these additional benefits, please sign where designated at the end of this document. The severance and change of control benefits are described below:

Severance Benefits

In the event your employment with VERITAS is terminated without Cause or you resign for Good Reason, VERITAS will provide you the following severance benefits, subject to the restrictive covenant described below: (i) a severance payment equal to one (1) year of your then current annual base salary excluding bonus or other performance based compensation payable over a one-year period in accordance with VERITAS' normal payroll practices, with such payroll deductions and withholdings as are required by law; (ii) one (1) year acceleration of your outstanding unvested restricted stock units and options to purchase VERITAS common stock; (iii) extension of the exercise period of your outstanding options for one (1) year from the date of termination and (iv) payment of COBRA premiums for one (1) year from the date of termination for the health coverage elected by you on the COBRA enrollment form and, to the extent permitted under the applicable group insurance plans, continuation of all other group insurance coverage for one (1) year from the date of termination.

         "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to VERITAS (other than as a result of a disability) that has resulted or is likely to result in material damage to VERITAS; (ii) commission of any act of fraud with respect to VERITAS; or (iii) conviction of a felony or a crime involving moral turpitude. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of VERITAS.

         "Good Reason" means (i) that VERITAS requires that you relocate from your current residence in Connecticut and you decline to relocate; (ii) that VERITAS assigns you to a position below the level of Executive Vice President; (iii) that VERITAS requires that you report to anyone other than its Chief Executive Officer or Board of Directors; (iv) that your duties or authority are substantially diminished; or (v) that VERITAS reduces your base salary or your target bonus below the levels specified above (other than in connection with a general decrease in the salary or target bonuses for all officers of VERITAS) without your consent.

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Arthur Matin

February 13, 2004

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Change of Control Benefits

Should your employment be terminated within 12 months of a Change of Control, other than for Cause, or should you resign for Good Reason within 12 months of a Change of Control, you shall be entitled to the following severance benefits, subject to the restrictive covenant set forth below: (i) the severance payment described above in connection with a Termination without Cause and (ii) accelerated vesting of 50% of your remaining outstanding unvested restricted stock units and options to purchase VERITAS common stock, with all vested options exercisable for a period of one (1) year from the date of termination.

          "Change of Control" means (i) the acquisition (other than from VERITAS) by any person, entity or "group," within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(excluding, for this purpose, VERITAS or its subsidiaries, or any employee benefit plan of VERITAS or its subsidiaries that acquires beneficial ownership of voting securities of VERITAS) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of VERITAS' then outstanding voting securities entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by VERITAS' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of the office is in connection with an actual or threatened election contest relating to the election of the directors of VERITAS, as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval of the stockholders of VERITAS of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of VERITAS immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of VERITAS or of the sale of all or substantially all of the assets of VERITAS.

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Arthur Matin

February 13, 2004

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         If you resign within 12 months after a Change in Control, then the term
         "Good Reason" includes, in addition to the reasons described in the definition above, that (i) the new parent corporation of VERITAS (or, if none, the surviving corporation after the Change in Control) assigns you to a position below the level of head of worldwide sales or (ii) the new parent corporation of VERITAS (or, if none, the surviving corporation after the Change in Control) requires that you report to anyone other than its Chief Executive Officer or its Board of Directors.

Restrictive Covenant

The severance and change of control benefits described above are subject to a restrictive covenant. Specifically, in consideration of the foregoing benefits, you agree to the following: (1) execute and deliver to VERITAS a Mutual Separation and Release in a form acceptable to VERITAS in exchange for receiving severance benefits, provided that you will not be required to release any claims to indemnification for acts or omissions as an officer of VERITAS, (2) during the term of your employment with VERITAS and for one (1) year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of VERITAS to terminate his or her employment with VERITAS and (3) should you receive severance benefits as described above, you agree not to work for the competitors named in Exhibit A and/or to work on the product lines named in Exhibit B during the period you are receiving severance payments and you will agree to be available to provide consulting services to VERITAS during such period for not more than 10 hours per month. With regard to the list of competitors and/or product lines discussed above, this list shall be subject to reasonable changes in the event of changes in your job duties or changing competitive conditions.

You acknowledge that you will have access to highly confidential information during your employment with VERITAS and that the foregoing restrictive covenant is reasonable to protect this confidential information. Should you elect to receive these severance and change of control benefits, you also understand you are voluntarily electing to adhere to the restrictive covenant as well. All severance and change of control benefits will be forfeited in the event you elect to accept the benefits and later challenge the restrictive covenant.

We have discussed that VERITAS intends to institute a formal executive severance and change of control program in the near future, and no later than one year from your hire date. When that program is finalized, we intend to enter into a new agreement that contains comparable terms regarding severance and change of control benefits that would replace and supersede the foregoing terms in this section of the offer letter.

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Arthur Matin

February 13, 2004

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Parachute Payments

In the event that any payments to which you become entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that you e receive only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to you under this Agreement (or on any other benefits to which you may be entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of your employment with the Corporation) under Code
Section 4999.

Should a reduction in benefits be required to satisfy the benefit limit of the foregoing paragraph, then your salary continuation payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise be purchasable under the vesting-accelerated portion of each your options (based on the amount of the parachute payment attributable to such option under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess.

OTHER TERMS OF EMPLOYMENT OFFER

Absence of Conflicts

You represent that upon the commencement of your employment with VERITAS that the performance of your duties as a VERITAS employee will not breach any agreement as to which you are a party. You will be expected to devote your full working time and attention to the business of VERITAS, and you will not render services to any other business without VERITAS' prior approval according to its Standards of Business Conduct. You agree you will not, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of VERITAS. However, with the approval of the General Counsel, (in consultation with the Chief Executive Officer), you may serve on the boards of directors of a reasonable number of other corporations to the extent permitted under our Conflict of Interest Policy, and I have approved your continuing service on the board of directors of Switch and Data.

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Arthur Matin

February 13, 2004

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Arbitration

You and VERITAS agree that any dispute regarding the terms of this offer letter or any controversy or claim that we may have against each other shall be decided by confidential, final and binding arbitration, as described in detail in the attached Mutual Arbitration Agreement.

At Will Employment

Employment with VERITAS is not for a specific term and can be terminated by you or by VERITAS at any time for any reason, with or without cause. This is the full and complete agreement between us on this term of your employment. Any contrary representations which may have been made or which may be made to you are superseded by this offer. Any modification of this term must be in writing and signed by you and the CEO.

Confidential Information and Invention Assignment Agreement

On the date you commence employment with VERITAS, you will be required to sign the VERITAS standard form of Proprietary Information and Inventions Agreement, a copy of which is attached to this letter, to protect VERITAS' confidential information and intellectual property.

Entire Agreement

This letter agreement, including the attached exhibits, represents the entire agreement between us concerning the subject matter herein.

IRCA

The Immigration Reform and Control Act of 1986 requires that all new employees submit proof of employment eligibility. This offer is contingent upon you providing proof of your right to work in the United States. Enclosed is a List of Acceptable Documents that will be necessary for you to show proof of your employment eligibility on your first day of employment.

No Solicitation

During the term of your employment with VERITAS and for one (1) year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of VERITAS to terminate his or her employment with VERITAS.

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Arthur Matin

February 13, 2004

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Waiver

No provision of this letter agreement shall be modified or waived except in writing signed by you and an officer of VERITAS duly authorized by the Board. No waiver by either party of any breach of this letter agreement by the other party shall be considered a waiver of any other breach of this letter agreement.

Art, to accept this offer, please sign below and return this letter as well as the VERITAS Proprietary Information Agreement and Mutual Arbitration Agreement in the self-addressed and postage paid envelope included in this package. This offer of employment and your employment with VERITAS is contingent upon successful completion of a background check. This offer is also contingent upon you signing both documents and will remain open until February 16, 2004. We anticipate that you will join us on or before March 8, 2004. Should you have any questions on this matter, don't hesitate to call me at 650-527-8000.

Sincerely,

/s/ Gary Bloom

Gary Bloom
Chairman, President and CEO

I accept this offer of employment

By: /s/ Arthur R. Matin                                Feb 13, 2004
    ---------------------------------------          -----------------
    Arthur Matin                                            Date

I elect to receive the severance and change of control benefits described above and acknowledge and agree to be bound by the restrictive covenant associated with these additional benefits.

By: /s/ Arthur R. Matin                                Feb 13, 2004
    --------------------------------------           -----------------
    Arthur Matin                                            Date

Attachments:

     - Proprietary Information and Inventions Agreement (Please return with the signed offer letter.)

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Arthur Matin

February 13, 2004

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     -    Mutual Arbitration Agreement (Please return with signed offer letter)

     -    Standards of Business Conduct

     -    Exhibit A (list of competitors)

     -    Exhibit B (list of product lines)